Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PARATEK PHARMACEUTICALS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Paratek Pharmaceuticals, Inc.

2. The Certificate of Incorporation of the Corporation was filed on the third day of July, 1996. A Restated Certificate of Incorporation was filed on October 19, 2007 which was subsequently amended by a Certificate of Designation filed on March 26, 2009, and by a Certificate of Amendment filed on August 6, 2009. The Restated Certificate of Incorporation, as amended, is hereby further amended by striking out the first paragraph of the preamble to Article FOURTH thereof and by substituting in lieu of said paragraph of said Article the following new paragraph:

“FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue shall be 155,000,000 shares, consisting of: (a) 120,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”); and (b) 35,000,000 shares of Preferred Stock, par value $.001 per share.”

3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware,

4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof the Corporation has caused this Certificate of Amendment to be signed by its duty authorized officer this 2nd day of October, 2012

By:	/s/ Dennis P. Molnar
Name:	Dennis P. Molnar
Title:	President, Chief Executive Officer